SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                           CORVAS INTERNATIONAL, INC.
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                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)


                                    221005101
                    ----------------------------------------
                                 (CUSIP Number)


                            March 1 - March 31, 2000
        ----------------------------------------------------------------

              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 3 pages

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CUSIP NO. 221005101
---------------------
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 1.  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                 Four Partners
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 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                           (a)  [_]

                                                           (b)  [_]
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 3.  SEC USE ONLY


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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                 New York
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                 5.   SOLE VOTING POWER
 NUMBER OF            744,293
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6.   SHARED VOTING POWER
  OWNED BY            -0-
    EACH         ---------------------------------------------------------------
 REPORTING       7.   SOLE DISPOSITIVE POWER
   PERSON             744,293
    WITH         ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                 744,293
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                                                           [_]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 3.5%
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12.  TYPE OF REPORTING PERSON

                 PN
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                                Page 2 of 3 pages

         This Amendment No. 3 to Schedule 13G amends and supplements the statement on Schedule 13G previously filed by Four Partners ("FP"), a New York general partnership, with the Securities and Exchange Commission.

Item 4.  Ownership

         As of the date hereof, FP is the beneficial owner of 744,293 shares of Common Stock, representing 3.5% of the outstanding Common Stock. FP has directly the sole power to vote or direct the vote and to dispose or direct the disposition of the 744,293 shares owned by it. By virtue of their status as managing trustees of the trusts which are the general partners of FP, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have indirectly shared power to vote or direct the vote and to dispose or direct the disposition of the 744,293 shares owned by FP.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

April 7, 2000                               FOUR PARTNERS

                                            By  /s/ Thomas J. Tisch
                                              -------------------------------
                                              Thomas J. Tisch, Manager





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